Exhibit 23.2

Steinway Musical Instruments, Inc.

800 South Street, Suite 305

Waltham, MA  02453

Dear Sirs/Mesdames:

We have audited the consolidated financial statements of Steinway Musical Instruments, Inc. as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in your Annual Report on Form 10-K as of December 31, 2003 to the Securities and Exchange Commission and have issued our report thereon, dated March 12, 2004, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in the method of accounting for certain inventories from the last-in, first-out method to the first-in, first-out method.  Note 2 to such consolidated financial statements contains a description of the change in the method of accounting for certain inventories from the last-in, first-out method to the first-in, first-out method.  In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 12, 2004